Exhibit 99.1
MERCANTILE BANCORP DECLARES REGULAR QUARTERLY CASH DIVIDEND
Quincy, Illinois, February 26, 2008 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today that its board of directors declared a quarterly cash dividend of 6 cents per share based on 8.7 million shares outstanding, an increase over 5.8 million shares outstanding that reflects a 3-for-2 stock split that took effect December 2007.
The dividend is payable March 17, 2008 to shareholders of record at the close of business on March 3, 2008. The change from prior quarterly cash dividends of 9 cents per share is due solely to the increase in outstanding shares.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, three banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 10 community banks in Missouri, Georgia, Florida, North Carolina, Colorado, California and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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